                                                         EXHIBIT 1.A.(5)(b)(3)



[LOGO]                            MONARCH LIFE
                                  INSURANCE COMPANY

                                  Springfield, Massachusetts 01133



-------------------------------------------------------------------------------



POLICY AMENDMENT RIDER

This rider provides for a reduction in the loan interest rate under the basic policy.

The second paragraph of the section entitled "Loan Value" in the "Policy Loan" provision on page 10 of the basic policy is replaced by the following:

         "If the policy is being continued as reduced paid-up insurance, the loan value is the policy's cash value on the next anniversary minus interest at 5 1/4% a year to the next anniversary."

The first sentence in the section entitled "Interest" in the "Policy Loan" provision on page 10 of the basic policy is replaced by the following sentence:

         "The interest rate on loans is 5 1/4% effective on the policy date for policies issued on or after January 1, 1983, or on the policy anniversary immediately following January 1, 1983, for policies issued prior to that date."





                    /S/ F.R. KIMBALL                        /S/ B.T. JONES
                    -------------------                     ------------------
                        F.R. Kimball                            B.T. Jones
                        Secretary                               President